EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Levi Strauss & Co.:

We consent to the inclusion of our report dated February 14, 2005, with respect to the consolidated balance sheets of Levi Strauss & Co. and subsidiaries as of November 28, 2004 and November 30, 2003, and the related consolidated statements of operations, stockholders’ deficit and comprehensive income, and cash flows for each of the years in the three-year period ended November 28, 2004, and the related financial statement schedule and to the reference to our firm under the heading “Experts” in the registration statement (No. XXX) on Form S-4 of Levi Strauss & Co.

KPMG LLP

San Francisco, CA

March 18, 2005